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                                                                    Exhibit 3.30

Centennial Foods, Inc.
2400 Airport Road                                           Phone:(406) 683-6811
Dillon, MT 59725                                            Fax:(406) 683-6813


                               CREDITOR AGREEMENT



Mr. Ike Lynch is currently a  significant  creditor of  Centennial  Foods,  Inc.
(CFI). Mr. Ike Lynch understands that CFI has an asset purchase offer from Food Extrusion Inc. (FEI) to purchase the physical assets of CFI. The purchase offer from FEI to CFI anticipates a two year time frame to complete the transaction and provide funds to distribute to creditors.


Mr. Ike Lynch agrees to the following two conditions necessary to allow CFI to complete the Asset Purchase Agreement with FEI.


         1) To waive all debt service and interest payments until the buy-out transaction occurs between CFI and FEI (by November 30, 1998).


         2) To agree to a loan buy down of $100,000 to satisfy its current note and lien position. Upon delivery of the $100,000, Mr. Ike Lynch will release all security positions to CFI so that it can convey clear title to CFI's assets to FEI.



Agreed this           14th      Day of October 1996
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By  /s/Ike Lynch, Mr. Ike Lynch
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